UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 8/20/2013

Market Leader, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51032

Washington	91-1982679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11332 NE 122nd Way, Suite 200, Kirkland WA 98034

(Address of principal executive offices, including zip code)

425-952-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

As previously announced, Market Leader, Inc. (“Market Leader”) entered into an Agreement and Plan of Merger, dated as of May 7, 2013, by and among Market Leader, Trulia, Inc. (“Trulia”) and Mariner Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Trulia (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on August 20, 2013 upon the filing of the Articles of Merger with the Secretary of State of Washington (the “Effective Time”), Merger Sub merged with and into Market Leader (the “Merger”), with Market Leader continuing as the surviving corporation and a wholly owned subsidiary of Trulia.

In the Merger, each share of Market Leader common stock (other than shares with respect to which dissenter’s rights are properly exercised or shares owned by Trulia, any of its subsidiaries or Market Leader) issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive (i) $6.00 in cash, without interest and subject to applicable withholding tax, which is referred to herein as the cash consideration, plus (ii) 0.1553 of a share of the common stock of Trulia. Market Leader shareholders will not receive any fractional shares of Trulia common stock in the Merger. Instead, any shareholder who would otherwise be entitled to a fractional share of Trulia common stock is entitled to receive an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume weighted average closing price of Trulia common stock, rounded to the nearest one-tenth of a cent, as reported on New York Stock Exchange, for the ten (10) trading days immediately preceding (but not including) the date of the closing of the Merger, which price was $44.65.

In connection with the Merger, Trulia issued approximately 5,340,365 shares of common stock and paid an aggregate of approximately $170,476,086.00 in cash to the former Market Leader shareholders, and substantially all of the stock options, stock appreciation rights and restricted stock units of Market Leader were converted into stock options, stock appreciation rights and restricted stock units, respectively, denominated in shares of Trulia common stock based on formulas set forth in the Merger Agreement. The cash portion of the purchase price was funded through Trulia’s cash and cash equivalents.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement which is attached as Exhibit 2.01 to Market Leader’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2013, which is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 20, 2013, in connection with the closing of the Merger, Market Leader notified the Nasdaq Global Select Market (“Nasdaq”) of its intent to remove its common stock from listing on Nasdaq, and requested that Nasdaq file with the SEC a notification of removal from listing on Form 25 to delist and deregister Market Leader’s common stock.

Item 3.03.	Material Modification to Rights of Security Holders

Upon the Effective Time, holders of Market Leader common stock immediately prior to the Effective Time of the merger ceased to have any rights as shareholders of Market Leader (other than their right to receive the merger consideration pursuant to the Merger Agreement).

Item 5.01.	Changes in Control of Registrant

The information set forth in Item 2.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger, the sole director of Merger Sub immediately prior to the Effective Time became the sole director of Market Leader as of the Effective Time. As a result, the following members of Market Leader’s Board of Directors resigned at the Effective Time: Jon W. Gacek, Michael T. Galgon, Nicolas J. Hanauer, Frank M. Higgins, Richard A. Mendenhall and Ian Morris, and the following director of Merger Sub became the sole director of Market Leader: Scott Darling.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the Merger Agreement, on August 20, 2013 at the effective time of the Merger, Market Leader’s Articles of Incorporation were amended. A copy of Market Leader’s Articles of Incorporation, as amended pursuant to the Merger, is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Pursuant to the Merger Agreement, on August 20, 2013 at the effective time of the Merger, Market Leader’s Bylaws were amended and restated in their entirety. A copy of Market Leader’s Bylaws, as amended and restated pursuant to the Merger, is attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 7, 2013, by and among Market Leader, Inc., Mariner Acquisition Corp. and Trulia, Inc. (incorporated by reference to Exhibit 2.1 to Market Leader’s Current Report on Form 8-K filed on May 8, 2013).

3.1	Amended Articles of Incorporation of Market Leader, Inc. dated August 20, 2013.

3.2	Amended and Restated Bylaws of Market Leader, Inc. dated August 20, 2013.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: August 20, 2013	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 7, 2013, by and among Market Leader, Inc., Mariner Acquisition Corp. and Trulia, Inc. (incorporated by reference to Exhibit 2.1 to Market Leader’s Current Report on Form 8-K filed on May 8, 2013).

3.1	Amended Articles of Incorporation of Market Leader, Inc. dated August 20, 2013.

3.2	Amended and Restated Bylaws of Market Leader, Inc. dated August 20, 2013.